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                                                                   Exhibit 10.27

November 22, 1999

Mr. John Iacone
International Integrated Solutions, Ltd.
100-9 Patco Court
Islandia, NY  11722

         Re: Memorandum of Understanding for Wall Street Strategies' (WSS) Web Development Project

Dear John:

This memorandum sets forth the terms and conditions that we have agreed upon verbally.

International Integrated Solutions/Hub City Media (IIS) will be WSS' Web developer, responsible for all software development and integration for the WSS Web site. It is understood that IIS shall dedicate the resources of at least 3 of its employees, as well as a significant portion of a Project Manager's time, to the project over a 6 month time period that began 10/25/99 and runs thru 4/25/00.

The scope of work is understood to include timely implementation of Phase I and Phase II functionality, as outlined in IIS' previous proposal, subsequent features and functionality, customized content syndication development, and additional development that our strategic partners and marketing ventures require to be implemented. The work includes the custom database application being developed for WSS. The initial Phase I Web site functionality is scheduled to be completed and live by 12/23/99.

Fees: A total of $350,000 for the 6 month period to be paid as follows: $100,000 upon execution and $250,000 in 5 equal monthly installments of $50,000 beginning with the period 11/26 - 12/25/99 and ending with the period 3/26/00 - 4/25/99.

Agreed to by:



/s/ David McCallen                                      /s/ John Iacone
-------------------------------                         ------------------------
David McCallen                                          John Iacone
Wall Street Strategies                                  IIS